Exhibit 99.1

MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

AMC ENTERTAINMENT GENERAL COUNSEL KEVIN CONNOR TO RETIRE AFTER 23 YEARS OF SERVICE TO THE COMPANY; EDWIN GLADBACH, VICE PRESIDENT, LEGAL, NAMED INTERIM GENERAL COUNSEL

LEAWOOD, KANSAS - (February 14, 2025) – AMC Entertainment Holdings, Inc. (NYSE: AMC), the largest theatrical exhibitor in the United States and in the world, today announced that following a 23-year career at AMC as Senior Vice President, General Counsel & Secretary, Kevin Connor will retire from the Company, effective March 13, 2025. AMC has appointed Edwin (Eddie) Gladbach, currently Vice President, Legal, as Vice President, Interim General Counsel and Secretary. The Company will decide on the selection of its long-term General Counsel later in the year, with both internal and external candidates being considered.

Connor joined AMC in 2002 and has played a pivotal role in the Company’s growth and transformation. During his tenure, he provided legal oversight for significant milestones, including AMC’s 2006 merger with Loews Cineplex Entertainment, its initial public offering on the New York Stock Exchange in 2013, and the 2016/2017 acquisitions of ODEON/UCI Cinemas, Nordic Cinemas Group and Carmike Cinemas. Most recently, he has helped guide AMC during its recovery from the pandemic in the 2020s.

Gladbach, who has served as Vice President, Legal, since 2009, is being considered for the long-term General Counsel position.

Commenting on the announcements, Adam Aron, Chairman and CEO of AMC Entertainment said:

“I want to thank Kevin Connor for his more than two decades of dedicated service to AMC. We are a better company from his having guided our legal efforts these many years, and we wish him well as retirement sparks the next chapter of his life. We are equally grateful that Kevin has devoted considerable effort in training potential successors. In addition to external candidates, we certainly will consider internal candidates as we move forward in the selection process of AMC’s next General Counsel. To that end, we know that we are in extremely capable hands as Eddie Gladbach steps up to immediately lead our Legal Department going forward.”

ABOUT AMC ENTERTAINMENT HOLDINGS, INC.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 900 theatres and 10,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. In addition, in 2023 AMC launched AMC Theatres Distribution with the highly successful releases of TAYLOR SWIFT | THE ERAS TOUR and RENAISSANCE: A FILM BY BEYONCÉ. AMC Theatres Distribution expects to release more concert films with the world’s leading musical artists in the years ahead. For more information, visit www.amctheatres.com.

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Source: AMC Entertainment Holdings